Exhibit 99.1

Centex Corporation 2728 N. Harwood Dallas, Texas 75201-1516 P.O. Box 199000 Dallas, Texas 75219-9000
news release
for immediate release
For additional information, please contact:
Matthew G. Moyer – Vice President, Investor Relations
Eric S. Bruner – Director, Public Relations
214.981.5000

CENTEX ADOPTS STOCKHOLDER RIGHTS PLAN
TO PROTECT DEFERRED TAX ASSETS

DALLAS, Feb. 24, 2009 — Centex Corp. today announced that its Board of Directors has adopted a stockholder rights plan designed to help preserve the value of certain deferred tax assets that are primarily associated with net operating loss carry-overs and built-in losses under Section 382 of the Internal Revenue Code.

The Company’s ability to use its existing deferred tax assets would be limited by Section 382 if an “ownership change” occurred — generally, a greater than 50-percent change in ownership by 5-percent shareholders in any three-year period. Given the rule’s broad definition, an ownership change could be the unintended consequence of otherwise ordinary buying and selling of the Company’s stock. The stockholder rights plan was adopted to reduce the likelihood of such an unintended ownership change occurring.

“This rights plan serves the interests of all stockholders and attempts to protect against limitations on our ability to use deferred tax assets to offset the Company’s tax liabilities in the future,” said Timothy R. Eller, chairman and CEO of Centex. “The rights plan is not intended for defensive, anti-takeover purposes. Once the deferred tax assets have been fully realized, the Board intends to terminate the rights plan,” Mr. Eller said.

After the rights plan takes effect today, any stockholder or group that acquires beneficial ownership of 4.9 percent or more of Centex’s outstanding shares of common stock without the Board’s approval would trigger significant dilution in the economic interest and voting power of such stockholder or group. In its discretion, the Board may exempt certain stock acquisitions from provisions of the rights plan if it determines that the acquisitions will not jeopardize the deferred tax assets or otherwise serve the Company’s best interests.

The rights plan will expire on Feb. 24, 2019, or earlier if: (1) the Board determines that the plan is no longer needed to preserve the deferred tax assets due to the implementation of legislative changes, (2) the Board determines, at the beginning of a specified period, that no tax benefits may be carried forward, or
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(3) certain other events occur as described in the rights plan. The Company plans to submit the continuation of the rights plan to stockholders for approval within the next 12 months; failure to obtain stockholders’ approval will result in the rights plan’s termination on Feb. 24, 2010. Centex will file details of the rights plan with the Securities and Exchange Commission today. This filing will contain additional information about the terms and conditions of the rights plan.

About Centex

Dallas-based Centex Corp. (NYSE: CTX), founded in 1950, is one of the nation’s leading home building companies. Its leading brands include Centex Homes, Fox & Jacobs Homes and CityHomes. In addition to its home building operations, Centex also offers mortgage and title services. Centex has ranked among the top three builders on FORTUNE magazine’s list of “America’s Most Admired Companies” for 10 straight years and is a leader in quality and customer satisfaction.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they relate only to anticipated or expected events, activities, trends or results, which are inherently subject to risks, uncertainties and other factors. Actual results and outcomes may differ materially from what is expressed or forecast in such statements. Forward-looking statements included in this press release are made as of its date. We do not undertake any obligation to update or revise any forward-looking statement.

Important risks and other factors include, but are not limited to: (1) the effects of recent disruptions in the global credit and securities markets, which have adversely impacted the banking and mortgage finance industries, resulting in tightening of credit and reductions in liquidity; (2) recent adverse changes in national and regional economic and business conditions, including employment levels; (3) the effects of the current downturn in the homebuilding industry, including potential adverse market conditions and foreclosures that could result in reduced sales and closings and additional inventory or other impairments; (4) customer cancellations and consumer homebuyer sentiment; (5) competition; (6) price changes in raw materials or other components of our houses; (7) the availability of adequate sources of financing to continue to implement our business strategy; (8) our ability to generate cash from sales of assets and other sources that supplement our existing cash resources; and (9) the potential loss of tax benefits if we have an “ownership change” under IRC §382.  These and other risks and uncertainties are described in greater detail in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and subsequent Quarterly Reports on Form 10-Q.

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